EXHIBIT 99.1

Fuse Science, Inc. Releases Second Letter to Shareholders

Drop Technology Update

Miami Lakes, FL – September 13, 2012 – Fuse Science Inc. (OTCQB: DROP), (www.fusescience.com) an innovative consumer products company that is developing new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals, today released a second letter to shareholders in a planned series from Chief Executive Officer Brian Tuffin.

Dear Valued Shareholder:

In our recent letter to shareholders, and a subsequent teleconference and webcast held on August 28, 2012, we reiterated that the executive team of Fuse Science plans to continue conducting ongoing communication with shareholders regarding the Company’s strategies, progress and value creation for shareholders. This letter is the second of three discussing our growth engines and will focus on our Drop Technology. As stated previously, the three main growth engines for Fuse Science, Inc. are:

1)	EnerJel™ - Our first growth engine, which we believe will enable us to build a profitable base business.
2)	Our Drop Technology - Our second growth engine which is 100% incremental to the base business.
3)	The science underlying our EnerJel™ and Drop Technology products – our third growth engine, designed to further build revenues through licensing in the nutraceutical, OTC and pharmaceutical categories

This effort is to further help educate shareholders in the fundamental strengths of our Company and to address a few common questions to help reinforce the journey ahead.

Our science has opened the door for the development of products utilizing proprietary topical, consumable, transdermal and sublingual delivery technology. Our work over the past year has delivered what we believe will prove to be a solid base business; the emerging growth engine afforded by our topical EnerJel™ brand. In the fourth quarter of 2012, we plan to launch our new consumable Drop Technology products to the general public. This launch is expected to be online and within targeted national and regional retailers across the country who will be first to market. In the very near future, we anticipate announcing the series of lead retail distribution partners for our Drop Technology products.

The development process for our Drops products has been long and focused to ensure market readiness with the highest quality product, which we believe will represent the true Evolution of Energy™ and redefine how athletes get their highly-needed electrolytes to perform at their natural best. Our production plan is advancing through the appropriate stage gates. We will continue this process without compromise to ensure proper readiness in all aspects of this product launch. On Tuesday, September 18th, we will release the first graphic images of the PowerFuse™ and ElectroFuse™ brands on our web site, www.poweredbyfuse.com, including the strong integration of key sport figures with more to come.

Our Drop Technology represents the second growth engine for the Company and both products are designed to help athletes raise their game. We believe these will ultimately transform their product categories and each will be 100% incremental to our EnerJel™ base business providing significant additional growth opportunities for our Company.

As a final point, I would like to inform shareholders that the progression of our Drop Technology formulation, in support of Macular Health’s Age Related Macular Degeneration formula, has advanced substantially. Macular Health and Fuse Science have mutually agreed to extend the expiration of the LOI that was announced on August 6, 2012 another 30 days to provide the time required to complete the negotiation and execution of the licensing agreement.  Both Companies anticipate that the final formula will be test-ready by September 21st, 2012, and enter into Macular Health's efficacy validation research and commercialization efforts over the next six months.

We will continue to provide additional shareholder insight into the business as stated. In the near future, we intend to announce new distribution channels in support of our EnerJel™ base business and lead retailers in the Drop launch. We will then complete this series of communications by discussing our science, its efficacy, and why we believe it embodies significant value to shareholders as our third growth engine which is again, 100% incremental to our EnerJel™, PowerFuse™ and ElectroFuse™ brands. We truly appreciate and thank you for your continued support and interest in Fuse Science. We remain committed to the long-term success of our company.

Sincerely,

Brian Tuffin

Chief Executive Officer

Fuse Science, Inc.

About Fuse Science, Inc.

Fuse Science Inc. (OTCQB: DROP), is an innovative consumer products holding company based in Miami Lakes, Florida.  Fuse Science holds the rights to new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals.  The company maintains the rights to sublingual and transdermal delivery systems for bioactive agents that can now, for the first time, effectively encapsulate and charge many varying molecules in order to produce complete product formulations which can bypass the gastrointestinal tract and enter the blood stream directly - all in a concentrated "DROP" form that is simply applied under the tongue.  The Fuse Science technology is designed to accelerate conveyance of medicines or nutrients relative to traditional pills and liquids and can enhance how consumers receive these products.  Information about Fuse Science is available online at www.fusescience.com and www.poweredbyfuse.com or by calling 305-503-FUSE (3873).

For more information:	To schedule an interview:
Fuse Science, Inc.	Gus DeQuesada
Investor Relations	Michelsen Advertising
Direct: (305) 503-3873, Ext. 2	C-305-733-1410 / 786-488-7138
Email: ir@fusescience.com	prnews@michelsenadvertising.com

Safe Harbor Statement

Certain statements and information included in this release may constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.